Exhibit 10.26

SHAREHOLDERS AGREEMENT

2012. 05. 23

Reebonz PTE LTD

ISE COMMERCE Co.,Ltd.

MR. Donggu Ha

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THIS SHAREHOLDERS AGREEMENT (this “Agreement”) is made as of the 23rd day of May 2012 (the “Effective Date”) by and among:

(1)	REEBONZ PTE LTD (Company Registration No. 200909470E), a company duly incorporated under the laws of Singapore having its registered office at 21 Tai Seng Street, #04-00 Charles & Keith Building, Singapore 534166 (“Reebonz Singapore”);

(2)	ISE COMMERCE INC., a company duly incorporated under the laws of the Republic of Korea (“Korea”) having its registered office at 5th Floor, Saman Building, 78 Samsung-dong, Gangnam-gu, Seoul 135-090, Korea (“ISE”);

(3)	REEBONZ KOREA CO., LTD., a company duly incorporated under the laws of Korea having its registered office at 5th Floor, Saman Building, 78 Samsung-dong, Gangnam-gu, Seoul 135-090, Korea (the “Company”); and

(4)	Mr. Donggu Ha, a Korean citizen (National Resident ID No.: 771222-1852528) residing at Hillstate 116-704, Samsung2-dong, Gangnam-gu, Seoul 135-877, Korea (the “Founder”, and together with Reebonz Singapore and ISE, the “Existing Shareholders”).

Reebonz Singapore, ISE, the Company and the Founder are hereinafter collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS:

(A)	The Existing Shareholders are, as of the Effective Date, the legal and beneficial owners of all of the issued and outstanding shares of the Company;

(B)	The Company has, as of the Effective Date, authorized capital stock of 40,000 common shares with a 5,000 Korean Won par value (paid in capital) plus 45,000 Korean Won for additional paid in capital per share, of which 20,000 common shares are issued and outstanding; and

(C)	The Parties wish to enter into this Agreement to set forth the managerial, corporate governance, financial and other arrangements agreed among them in relation to their participation in the Company and the manner in which the affairs of the Company will be determined and regulated.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties agree as follows:

1.	DEFINITIONS

1.1	In this Agreement, unless the subject or context otherwise requires, the following capitalized terms shall be defined as stated herein:

“Adoption Agreement” has the meaning as set forth in Section 5.3 of this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with, that Person.

“Agreement” has the meaning as set forth in the preamble of this Agreement.

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“Articles” means the Articles of Incorporation of the Company, as from time to time amended, modified or supplemented.

“Board” means the board of directors of the Company.

“Business” means the business of selling luxury goods and services.

“Business Day” means a day (other than a Saturday, Sunday or a gazetted public holiday in Singapore) when banks are open for banking business in Singapore.

“Buyout Option” has the meaning as set forth in Section 25(c) of this Agreement.

“Capital Call” has the meaning as set forth in Section 4.3 of this Agreement.

“Co-Selling Shareholder(s)” has the meaning as set forth in Section 6.2(b) of this Agreement.

“Company” has the meaning as set forth in the preamble of this Agreement.

“Control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “Controlled” or “Controlling” shall have meanings correlative to the foregoing.

“Defaulting Party” has the meaning as set forth in Section 16.1 of this Agreement.

“Default Sale Notice” has the meaning as set forth in Section 16.1 of this Agreement.

“Default Sale Price” has the meaning as set forth in Section 16.1 of this Agreement.

“Default Sale Shares” has the meaning as set forth in Section 16.1 of this Agreement.

“Directors” means the directors of the Company, and a “Director” shall mean any of them.

“Drag Along Notice” has the meaning as set forth in Section 6.1(a) of this Agreement.

“Drag Along Portion” has the meaning as set forth in Section 6.1(b) of this Agreement.

“Drag Along Transaction” has the meaning as set forth in Section 6.1(a) of this Agreement.

“Effective Date” has the meaning as set forth in the preamble of this Agreement.

“ESOP” has the meaning as set forth in Section 26 of this Agreement.

“Existing Shareholders” has the meaning as set forth in the preamble of this Agreement.

“First Offer” has the meaning as set forth in Section 17.3(a) of this Agreement.

“First Performance Target” has the meaning as set forth in Section 25(a) of this Agreement.

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“Founder(s)” means Mr. Donggu Ha and any new Shareholder of the Company that works with Mr. Donggu Ha (as founding team or employee of the Company).

“Founder Transferee” has the meaning as set forth in Section 5.1(b) of this Agreement.

“GMS” has the meaning as set forth in Section 25(a) of this Agreement.

“Independent Accountants” has the meaning as set forth in Section 16.1 of this Agreement.

“ISE” has the meaning as set forth in the preamble of this Agreement.

“Korea” has the meaning as set forth in the preamble of this Agreement.

“New Securities” means any Shares or equity-linked securities that the Company may propose to issue, from time to time, after the Effective Date.

“Non-Defaulting Parties” has the meaning as set forth in Section 16.1 of this Agreement.

“Non-Transferring Shareholders” has the meaning as set forth in Section 5.2(a) of this Agreement.

“Offer Date” has the meaning as set forth in Section 17.3 of this Agreement.

“Offered Shares” has the meaning as set forth in Section 5.1(a) of this Agreement.

“Offer Notice” has the meaning as set forth in Section 17.3(a) of this Agreement.

“Offer Period” has the meaning as set forth in Section 17.3(b) of this Agreement.

“Offer Price” has the meaning as set forth in Section 17.3(a) of this Agreement.

“Other Parties” has the meaning as set forth in Section 17.3(a) of this Agreement.

“Other Shares” has the meaning as set forth in Section 17.3 of this Agreement.

“Party” or “Parties” has the meaning as set forth in the preamble of this Agreement.

“Performance Targets” has the meaning as set forth in Section 25(a) of this Agreement.

“Person” means any natural person, any corporation, limited liability company, partnership, firm, joint venture, association, joint stock company, trust, incorporated or unincorporated association or organization, incorporated or unincorporated foundation, governmental entity or other entity.

“Products” has the meaning as set forth in Section 27 of this Agreement.

“Purchasing Party” has the meaning as set forth in Section 17.3 of this Agreement.

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“Reebonz Singapore” has the meaning as set forth in the preamble of this Agreement.

“Refusing Shareholders” has the meaning as set forth in Section 5.2(b) of this Agreement.

“Right of First Refusal” has the meaning as set forth in Section 5.2(a) of this Agreement.

“Second Offer” has the meaning as set forth in Section 17.3(b) of this Agreement.

“Second Offer Price” has the meaning as set forth in Section 17.3(b) of this Agreement.

“Second Performance Target” has the meaning as set forth in Section 25(a) of this Agreement.

“Shares” means shares of the common stock of the Company.

“Shareholders” means collectively, the Existing Shareholders and any new shareholder of the Company, and “Shareholder” means any one of them, individually.

“Shareholding Ratio” means for each Shareholder, the ratio of the number of the Shares held by each such Shareholder bears to the total number of the Shares then issued and outstanding.

“Success Option” has the meaning as set forth in Section 25(b)(i) of this Agreement..

“Third Performance Target” has the meaning as set forth in Section 25(a) of this Agreement.

“Transfer” shall mean to directly or indirectly sell, assign, encumber, hypothecate, pledge, convey in trust, gift, transfer by bequest, devise or descent, grant a security interest in, or otherwise transfer or dispose of, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of Law. The terms “Transferred”, “Transferring”, “Transferor” and “Transferee” shall have meanings correlative to the foregoing.

“Transfer Notice” has the meaning as set forth in Section 5.1(a) of this Agreement.

“Transferring Shareholder” has the meaning as set forth in Section 5.1(a) of this Agreement.

1.2	Any reference to a statutory provision shall include such provision and any regulations made in pursuance thereof as from time to time modified or re-enacted whether before or after the date of this Agreement so far as such modification or re-enactment applies or is capable of applying to any transactions entered into hereunder or in connection with this Agreement.

1.3	References to “Sections”, “Exhibits” and “Schedules” are, unless otherwise specified, to sections of, the exhibits and the schedules to, this Agreement.

1.4	The headings in this Agreement are for convenience only and shall not affect the interpretation hereof.

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1.5	Unless the context otherwise requires, references to the singular number shall include references to the plural number and vice versa and references to natural persons shall include bodies corporate and the use of any gender shall include all genders.

1.6	References to “US$” and “$” are to the lawful currency of United States of America.

1.7	References to any agreement or document including this Agreement shall include such agreement or document as amended, modified, varied or supplemented from time to time.

1.8	The words “include” and “including,” when used in this Agreement, with respect to any matter or thing, shall mean “including, without limitation,” such matter or thing.

2.	BUSINESS OF THE COMPANY

2.1	The primary business purpose of the Company shall be to carry on the Business.

2.2	The Business shall be conducted in the best interests of the Company on sound commercial profit making principles so as to achieve the objectives of the Company and to generate the maximum achievable profits available for distribution.

3.	SHAREHOLDING PROPORTION

3.1	As of the Effective Date, the initial Shareholding Ratio of each of the Existing Shareholders is as set out in Schedule 1 of this Agreement

4.	PREEMPTIVE RIGHTS; CAPITAL AND FINANCING

4.1	The Company shall not issue any New Securities unless, prior to such issuance, the Company offers such New Securities first to each Shareholder, in proportion to its respective shareholding in the Company at the time of issuance of the New Securities, in accordance with the procedures set forth in Section 4.2 below and on the same terms and conditions as the Company proposes to issue such New Securities.

4.2	In case where the Company proposes to issue New Securities, the Company shall send a written notice to each Shareholder stating the number of New Securities to be offered and the price and terms on which the Company proposes to offer such New Securities. Within fourteen (14) days following receipt of the notice from the Company, each Shareholder may elect, by written notice to the Company, to purchase New Securities in proportion to its respective Shareholding Ratio and on the same terms and conditions as the Company proposes to issue such New Securities. Unless otherwise agreed by the Shareholders, the closing of the purchase of the New Securities subscribed for by any Shareholder pursuant to this Section 4.2 shall occur within fourteen (14) after the last day that notices of preemptive rights hereunder are due to be received by the Company from the Shareholders.

4.3	At any time after the date of incorporation of the Company until the date of the twenty fourth (24th) month anniversary thereof, any Party may make a call for additional equity capital (each, a “Capital Call”). Upon a Capital Call, the Parties are obligated to make additional capital contributions to achieve up to two (2) billion Korean Won in proportion to their respective Shareholding Ratio; provided that each Party’s respective Shareholding Ratio may change upon the Founders’ exercise of the Success Option or Reebonz Singapore’s exercise of the Buyout Option pursuant to Section 25 herein.

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5.	TRANSFER OF SHARES

5.1	Transfer Restrictions

(a)	In case where a Shareholder (the “Transferring Shareholder”) desires to Transfer any of its Shares to a third party (excluding any direct or indirect competitor of Reebonz Korea), the Transferring Shareholder shall give a written notice (the “Transfer Notice”) to the Company and the other Shareholders describing in full detail the proposed Transfer, including the number of the Shares to be sold (the “Offered Shares”), the proposed transfer price, and the name and address of the proposed purchaser. Upon receipt of a Transfer Notice, the other Shareholders may elect to exercise the Right of First Refusal as set out in Section 5.2 with respect to the Offered Shares.

5.2	Right of First Refusal

(a)	Except as provided in Sections 5.1, if any Transferring Shareholder proposes to Transfer Offered Shares, the other Shareholders (the “Non-Transferring Shareholders”) shall have a right of first refusal (the “Right of First Refusal”), but shall not be obligated, to purchase, all, but not less than all, of such Offered Shares.

(b)	The Non-Transferring Shareholders shall indicate their desires to purchase all of the Offered Shares by delivering an exercise notice of the Right of First Refusal to the Transferring Shareholder and the Company within fourteen (14) days after the date of receiving the Transfer Notice. If there is more than one (1) Non-Transferring Shareholder who exercises the Right of First Refusal, such Non-Transferring Shareholders (collectively, the “Refusing Shareholders”) shall be bound to purchase their respective pro data portion of the Offered Shares calculated in accordance with the following:

Respective number of the Offered Shares that each of the Refusing Shareholders is obligated to purchase =

(c)	If any of the Non-Transferring Shareholders do not exercise the Right of First Refusal, the Transferring Shareholder may, within fourteen (14) days following delivery to the Non-Transferring Shareholders of the Transfer Notice, conclude the Transfer of all of the Offered Shares on terms and conditions not more favorable to the proposed purchaser than those described in the Transfer Notice. Any proposed Transfer on terms and conditions more favorable to the proposed purchaser than those described in the Transfer Notice, as well as any subsequent proposed Transfer of any Shares by the Transferring Shareholder shall again be subject to the Right of First Refusal and shall require compliance by the Transferring Shareholder with the procedures described in this Section 5.2.

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(d)	Each Shareholder agrees that it shall vote its Shares to approve all actions necessary to carry out the provisions of this Section 5 or any Transfer of Shares permitted pursuant to the terms and conditions set forth in this Agreement.

(e)	Upon any of the Shareholders ceasing to hold any Shares, the provisions of this Agreement will cease to be applicable to such Shareholder as if it were not a party to this Agreement, save for Section 12 and save that all rights and liabilities of such Shareholder which may have arisen or accrued prior and up to the date on which such Shareholder ceases to hold any Shares shall in no way whatsoever be affected.

5.3	No Person to whom any New Securities are issued or Shares are Transferred shall be admitted as a Shareholder hereunder or acquire any rights hereunder, including any voting or approval rights or the right to receive distributions in respect of the New Securities or Transferred Shares, as applicable, unless (i) such New Securities are issued or such Shares are Transferred in compliance with the provisions of this Agreement and (ii) such Person has executed and delivered to the Company an adoption agreement (the “Adoption Agreement”) substantially in the form of Exhibit A hereto and such other customary instruments that the Company may reasonably require to effectuate the admission of such new Shareholder and (iii) the Board has approved the Transfer of Shares or issuance of the New Securities to such person in accordance with the Articles.

6.	DRAG ALONG; TAG ALONG

6.1	Drag Along.

(a)	As long as none of the Non-Transferring Shareholders exercises the Right of First Refusal and in the event that Reebonz Singapore determines to Transfer any of its Shares in an arm’s length transaction (a “Drag Along Transaction”), then Reebonz Singapore shall give written notice of such Drag-Along Transaction (the “Drag Along Notice”) to the Company and to the other Shareholders no later than thirty (30) days prior to the date on which such Drag-Along Transaction is anticipated to be consummated. The Drag Along Notice shall include (i) the identity of the Drag-Along Transaction purchaser, (ii) the number of Shares proposed to be sold by Reebonz Singapore, (iii) the consideration per share for which the Transfer is proposed to be made and (iv) all other material terms and conditions of the Drag Along Transaction.

(b)	Upon request as set forth in the Drag Along Notice, each other Shareholder shall vote all of their Shares as to which such Shareholder has voting rights in favor of the Drag Along Transaction and will otherwise cooperate with and take all necessary and appropriate steps to facilitate the proposed transaction on such terms and conditions as Reebonz Singapore proposes in the Drag Along Notice, including (i) executing waivers of any statutory appraisal rights or dissenters’ rights, (ii) delivering stock certificates duly endorsed for transfer evidencing such Shareholder’s Shares and (iii) entering into any stock sale agreement or similar agreement; provided, however, that (x) all Shareholders shall be entitled to the same consideration per share of the Shares (e.g., cash or securities or a combination thereof) and (y) no Shareholder will be subject to an indemnification or similar obligation in excess of the proceeds received by such Shareholder in such Drag-Along Transaction.

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(c)	Reebonz Singapore and the other Shareholders will have a period of thirty (30) days from the date of the Drag-Along Notice to consummate the Drag-Along Transaction on the terms and conditions set forth in such Drag-Along Notice; provided that, if such Drag-Along Transaction is subject to any regulatory approval, such thirty (30) day period shall be extended until the expiration of five (5) Business Days after all such approvals have been received.

7.	BOARD OF DIRECTORS AND MANAGEMENT

7.1	Number of Directors; Statutory Auditor

The Board shall consist of no more than five (5) Directors. Reebonz Singapore shall be entitled to designate three (3) directors, and ISE and the Founder shall be entitled to designate one (1) Director, each. One (1) statutory auditor shall be elected at a general meeting of the Shareholders. The statutory auditor shall have the right to attend meetings of the Board.

7.2	Appointment and Removal of Directors

(a)	Each Shareholder undertakes to promptly procure appointment to, and resignation or removal from, the Board of such number of each Shareholder’s appointee(s) to the Board to ensure that the number of such appointee(s) on the Board shall at all times not exceed the total number of Directors which each Shareholder is entitled to appoint as provided in Section 7.1.

(b)	The right of appointment or removal conferred on a Shareholder shall include the right of that Shareholder at any time and from time to time to determine the period during which such person appointed by that Shareholder as a Director shall hold the office of a Director.

(c)	Each appointment or removal of a Director shall be in writing and signed by or on behalf of the Shareholder appointing or removing such Director and shall be delivered to the registered office for the time being of the Company.

7.3	Meetings of the Board

(a)	The Board shall meet quarterly, unless otherwise agreed by a simple majority vote of the Directors.

(b)	Unless otherwise agreed by all the Directors, at least seven (7) days’ prior written notice of every Board meeting specifying the date, place and time of the meeting and the business to be transacted thereat shall be given to every Director. Meetings of the Board may be convened by any Director.

(c)	Directors may participate in a meeting of the Board by means of instantaneous communication device as permitted under the relevant Korean laws or any other method permitted under the relevant Korean laws, without the Directors being physically present at the said meeting. In such event, any of the Directors who have chosen to participate in the meeting in the aforementioned manner shall be deemed to be present at the meeting in person.

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(d)	All actions and resolutions taken at a meeting of the Board shall be adopted by the affirmative vote of the majority of the Directors present at a duly convened Board meeting; provided that the following matter must be unanimously approved by all of the Directors: (i) increasing the amount of the Company’s issued share capital; (ii) issuance of any New Securities; (iii) grant of any option or other interest; (iv) any redemption or purchase by the Company of any of the Shares and (v) any other reorganization of the Company’s share Capital.

7.4	Quorum

(a)	No business shall be transacted at a meeting of the Board unless a quorum is present. The quorum for all meetings of the Board shall be three (3) Directors present at the commencement of the meeting and at the time of voting for each agenda to be resolved at the meeting.

(b)	In the event that a quorum is not present within thirty (30) minutes after the scheduled commencement of the meeting, the meeting shall be adjourned and reconvened in fourteen (14) days at the same time and place (unless longer notice have otherwise been given to the Directors) whereupon two (2) Directors each present shall be sufficient to form a quorum.

7.5	Board Reserved Matters; Resolutions of the Board

Schedule 2 attached hereto provides a list of matters which shall be subject to the approval of the Board. All actions and resolutions taken at a meeting of the Board shall be adopted by the affirmative vote of the majority of the Directors or appointed corporate representatives on behalf of appointed Directors present at a duly convened Board meeting.

7.6	Representative Director

The Company may have one Representative Director who shall be appointed by the Board.

(a)	Term of Office. Subject to Section 7.6(d), the term of office of the Representative Director shall be three (3) years, unless earlier terminated pursuant to the provisions of Section 7.6(d) herein.

(b)	Authority. The Representative Director shall have general supervision, direction and control of the Business and officers of the Company, and shall provide day-to-day direction and guidance consistent with and subject to this Agreement and resolutions adopted from time to time by the Board or the Shareholders. The Representative Director shall act as the chairman of the Board and shall also chair general meetings of the Shareholders of the Company.

(c)	Limitation on Authority. The extent and scope of the Representative Director’s power to make a decision or to take any action for and on behalf of the Company shall be determined by and be subject to the conditions, restrictions and stipulations established by the Board and/or a general meeting of shareholders of the Company.

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(d)	Removal. The Shareholders shall, and shall cause the Company to, remove the Representative Director from office in case of any of the following (provided that the Shareholder that nominated the Representative Director shall be entitled to nominate his replacement):

(i)	the Representative Director is not operating the Business substantially in compliance with the resolutions of the Board and/or the general meetings of shareholders;

(ii)	the Representative Director has acted in bad faith or abused the confidence placed in him;

(iii)	the Representative Director has acted in material contravention of any of the provisions of this Agreement or of any other agreement related thereto;

(iv)	the Representative Director has acted in material contravention of any applicable law, decree or regulation of any governmental entity or the Articles; or

(v)	the Representative Director has otherwise failed in any material respect to comply with his duties and obligations owed to the Company.

(e)	Non-Competition. During the period in which he remains as the Representative Director of the Company or for a period of two (2) years after resignation or termination, without first obtaining a written consent of the Shareholders, the Representative Director shall not, directly or indirectly, or permit his Affiliates to, as an individual, consultant, partner, shareholder or in any other capacity, have an interest in any entity conducting business which competes with, or is same as, the Business.

8.	SHAREHOLDERS’ MEETINGS

8.1	General Meetings of Shareholders

The Shareholders shall cause the Company to hold an ordinary general meeting of shareholders within three (3) months after the end of each fiscal year of the Company. The date, time and place of such general meeting of shareholders shall be determined by the Board; provided that any general meeting of shareholders shall be held on a Business Day. The Company may hold an extraordinary general meeting of shareholders from time to time as determined by the Board (directly or as may be requested by a Shareholder); provided that any extraordinary general meeting of shareholders shall be held on a Business Day.

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8.2	Proxies and Written Resolutions

A Shareholder may exercise its vote by proxy. Further, a resolution of a general meeting of Shareholders may be adopted in writing by a certificate of such resolution executed by all Shareholders without holding a meeting.

8.3	Notice

In convening any general meeting of the Shareholders, a written notice thereof shall be given by the Representative Director or any Director at least fourteen (14) days prior to the date set for such meeting to all the Shareholders and other persons entitled to receive notice. The above period may be shortened or omitted with the written consent of all of the Shareholders before any such meeting. The notice shall state the agenda, date, time and place for the meeting and shall be in English. Any general meeting of Shareholders shall resolve only those matters stated in the notice of the meeting, unless all Shareholders, whether present or not, unanimously agree otherwise.

8.4	Quorum

(a)	Notwithstanding anything in the Articles to the contrary, no action of the Company shall be taken at any general meeting of the Shareholders unless a quorum of Shareholders is present throughout the meeting. Reebonz Singapore must be present at all general meetings of the Shareholders. All resolutions of the Shareholders shall, subject to any additional requirements imposed by the applicable laws, be adopted by a simple majority vote of the Shareholders present and voting.

(b)	In the event that a quorum is not present within thirty (30) minutes after the scheduled commencement of the general meeting of Shareholders, the meeting shall be adjourned to the same day in the next week at the same time and place (unless longer notice has otherwise been given to all Shareholders) whereupon any two (2) Shareholders each present in person or by proxy or by duly authorised representative at the commencement of the adjourned meeting and at the time of voting for each resolution considered at the adjourned meeting shall be sufficient to form a quorum.

8.5       Resolutions

(a)	Ordinary Resolutions. Except as otherwise provided in this Agreement or if a higher voting threshold is required by applicable law, all resolutions at the general meeting of shareholders of the Company shall be passed by the affirmative vote of a majority of the voting Shares present and entitled to vote at such meeting, such shares present representing more than one-half (1/2) of the total issued and outstanding voting Shares of the Company.

(b)	Special Resolutions. Notwithstanding Section 8.5(a) above, the actions set forth in Schedule 3 hereto by or relating to the Company shall require a special resolution of the general meeting of Shareholders passed by more than one-half (1/2) vote of all issued and outstanding voting Shares of the Company.

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9.	SHAREHOLDERS’ CONTRIBUTION AND EXPERTISE

9.1	The Shareholders undertake with one another and with the Company that they will use their best endeavours to promote and develop the Business to the best advantage.

9.2	The Parties agree that no Shareholder shall be required to provide any financial support for the Company except on terms acceptable to all Shareholders and on the same terms mutatis mutandis by all Shareholders in proportion to their respective shareholding in the Company.

10.	NO PARTNERSHIP

Other than formation and operation of the Company, none of the provisions of this Agreement shall be deemed to constitute a partnership among the Shareholders and neither of them shall have any authority to bind the other in any way,

11.	COSTS

All costs, legal fees and other expenses incurred in the preparation and execution of this Agreement shall be borne by the Company.

12.	NON-DISCLOSURE OF INFORMATION

12.1	None of the Shareholders shall divulge or communicate to any person or use or exploit for any purpose whatever any of the trade secrets or confidential knowledge or information or any financial or trading information relating to the other Shareholder and/or the Company which the relevant Shareholder may receive or obtain as a result of entering into this Agreement and shall use its reasonable endeavours to prevent its employees from so acting.

12.2	Notwithstanding the foregoing, the confidentially obligation shall not apply to:-

(a)	any information which becomes generally known to the public, other than by reason of any wilful or negligent act or omission of the Shareholders or any of their employees;

(b)	any information which is, at the time of disclosure, legally in the possession of the person to which such information is to be furnished; or

(c)	any information which is required to be disclosed pursuant to any applicable legal requirement or legal process issued by any court or any competent government authority or rules or regulations of any relevant regulatory body.

12.3	Subject to Section 12.2, this restriction shall continue to apply two (2) years after the termination of this Agreement.

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13.	ASSIGNMENT

14.1	Save as expressly provided in this Agreement or the Articles, none of the Shareholders shall assign or transfer or purport to assign or transfer any of its rights or obligations hereunder without the prior written consent of the other Shareholders.

14.2	RB Singapore agrees to assign the exclusive right to the company for the use of its registered trademarks and country level website domain names for the purpose of operation of the business during the course of this joint venture agreement. The of brand names and would include the use of Reebonz, ReebonzVintage, Kwerkee or any other brand names under Reebonz Singapore to operate the business in Korea.

14.	MODIFICATION; WAIVER

14.1	This Agreement may not be modified, amended, altered, or supplemented except upon the execution and delivery of a written agreement executed by the Parties. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the Party against whom it is sought to be enforced.

14.2	The failure of any Party at any time to insist upon strict performance of any condition, promise, covenant, agreement, or understanding set forth herein shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same or any other condition, promise, covenant, agreement, or understanding at a future time.

15.	FURTHER ASSURANCE

The Shareholders shall execute and take such steps as may be in their power to procure that all other necessary persons, if any, execute and do all such further documents, agreements, deeds, acts and things as may be required so that full effect may be given to the provisions of this Agreement.

16.	DEFAULT SALE OF SHARES

16.1	If any Shareholder (for the purposes of this Section 16, the “Defaulting Party”):

(a)	commits any material breach of its obligations under this Agreement and, if such breach is capable of remedy, fails to take all necessary actions to remedy such breach within thirty (30) days after the service of a notice in writing by any other Shareholder complaining of such breach;

(b)	for any reason whatsoever suspends its performance of, or fails to proceed regularly and diligently to perform, any or all of its obligations hereunder and continues such default for thirty (30) days after the service of a notice in writing by any other Shareholder to that effect, or at any time thereafter repeats such default;

(c)	has any order of a court of law having jurisdiction over such Shareholder made for its compulsory liquidation or bankruptcy or has a receiver, judicial manager or similar officer appointed over such Shareholder or in respect of any material part of its assets or undertakings; or

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(d)	becomes bankrupt or insolvent or is unable to pay its debts as they become due or makes any arrangement or composition with its creditors or takes or suffers any similar action or occurrence in any jurisdiction or ceases or threatens to cease to carry on its business or any substantial part thereof or is subject to a distress or execution or other process levied or enforced upon or sued out against any part of its assets or undertaking, the Defaulting Party shall thereupon be deemed to have served on the other Shareholders (the “Non-Defaulting Parties”) a notice (the “Default Sale Notice”) offering to sell the full legal and beneficial title to all of the Shares owned by the Defaulting Party (the “Default Sale Shares”) to the Non-Defaulting Parties at a price which is lesser of (x) the original purchase price per Share that the Defaulting Party paid for the Default Sale Shares and (y) the net asset value of the Shares which is determined by the independent accountants chosen upon mutual agreement by the Parties (the “Independent Accountants”) in accordance with Section 16.4 (the “Default Sale Price”).

16.2	Subject to this Section 16, the procedure specified in Section 5.2 shall apply mutatis mutandis to the offer of the Default Sale Shares.

16.3	If any of the Default Sale Shares remains unsold following the procedure referred to in Section 16.2, the Non-Defaulting Parties may require the Defaulting Party to sell all of the remaining Default Sale Shares to any person approved by the Non-Defaulting Parties at a price which is not lower than the Default Sale Price.

16.4	The Independent Accountants, in making their preparation of the Company’s financial statements and determination of the Default Sale Price, will act as experts and not as arbitrators and will determine in writing what in their opinion is the net asset value of the Default Sale Shares on the date the Default Sale Notice was deemed to have been served pursuant to Section 16.1, on the following assumptions:

(a)	that the transfer of the Default Sale Shares is made on an arm’s length basis;

(b)	that, if the Company was then carrying on business as a going concern, it will continue to do so, but after taking into account the impact, if any, of the material breach of the Defaulting Party on the business of the Company as a going concern;

(c)	valuing the Default Sale Shares as a rateable proportion of the total value of the total issued share capital of the Company, which value shall not be discounted or enhanced by reference to the number of the Default Sale Shares; and

(d)	all such other circumstances as the auditors deem to be relevant.

All fees and expenses for the Auditors hereunder shall be borne by the Defaulting Party.

16.5	The rights of the Non-Defaulting Party under this Section 16 shall be in addition to and without prejudice to any other rights of the Non-Defaulting Parties against the Defaulting Party at law or in equity, including but not limited to the right to damages.

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17	DEADLOCK

17.1	Where:

(a)	a matter requiring the approval of the Shareholders (pursuant to Section 8) has been considered at a meeting or by way of written resolutions and the affirmative vote of all of the Shareholders is not obtained at the meeting or by way of written resolutions; or

(b)	a matter relating to the affairs of the Company is not resolved by reason of an absence of quorum in any three (3) successive general meetings of the Shareholders or Board meetings (including adjourned meetings), as the case may be;

such matter shall be referred to the respective Shareholders or chairman of the Board within seven (7) days, who shall use their best endeavours to resolve the matter within thirty (30) days of the occurrence of such matter.

17.2	If the Shareholders or chairman of the Board shall agree upon a resolution of the matters described in Section 17.1 within the thirty (30) day period, they shall jointly execute a statement setting forth the terms of such resolution and the Shareholders shall exercise all voting and other rights and powers available to them to procure that such resolution is fully and promptly carried into effect.

17.3	In the event that the matter remains unresolved after the expiration of the thirty (30) day period, any Shareholder (each a “Purchasing Party”) may, within fourteen (14) days (“Offer Date”) from the end of the thirty (30) day period, elect to purchase all of the shares not held by him (“Other Shares”) in accordance with the provisions of this Section 17.3.

(a)	The Purchasing Party shall, by giving a written notice (“Offer Notice”) to the auditors of the Company, make an offer to the other Shareholders (“Other Parties”) to purchase the Other Shares. The Offer Notice shall stipulate the purchase price (“Offer Price”) offered by the Purchasing Party (“First Offer”) for the Other Shares. The Offer Price shall not be less than the fair market value of the Other Shares as determined by the auditors of the Company in accordance with Section 16.4. The Parties agree that the determination of the fair market value of the Other Shares by the auditors shall be final and binding on the Parties.

(b)	Any of the Other Parties shall be entitled to make a written counteroffer (“Second Offer”) within fourteen (14) days of the Offer Date (“Offer Period”) to purchase the Shares held by the Purchasing Party at a price (“Second Offer Price”) greater than the Offer Price. If none of the Other Parties makes a written counteroffer within the Offer Period, the Purchasing Party shall be entitled to purchase the Other Shares at the Offer Price and the Other Parties shall be bound to execute a transfer of his shares to the Purchasing Party within seven (7) days of the expiry of the Offer Period.

(c)	In the event that by the Offer Date, no offer has been submitted to the auditors of the Company, the Shareholders shall procure the winding-up of the Company.

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18.	TERMINATION

18.1	This Agreement shall take effect from the Effective Date and shall continue until terminated in accordance with the provisions hereof; provided that the Shareholders can unanimously agree at any time to terminate this Agreement on terms and conditions unanimously acceptable to them.

18.2	If any Shareholder sells all of its Shares in accordance with the provisions of this Agreement, then subject to Section 18.3, it shall be released from all of its obligations hereunder. If, following the completion of any such transfer, there is only one Shareholder in the company, then this Agreement shall be terminated and no longer effective upon completion of such transfer.

18.3	Termination of this Agreement however caused and cessation of any Shareholder to hold any Shares shall be without prejudice to any obligation or rights of any of the Shareholders which have accrued prior to such termination or cessation and shall not affect any provision of this Agreement which is expressly or impliedly provided to come into effect on or continue in effect after such termination or cessation.

19.	DIVIDEND POLICY

For each fiscal year of the company, at least fifty percent (50%) of the profits generated by the Company in excess of capital requirements and prudent capital reserves shall be paid out to the Shareholders as dividends in accordance with the business plan of the Company. Such dividends shall be distributed to the Shareholders in proportion to their respective shareholdings in the Company. Notwithstanding anything herein to the contrary, no dividend shall be declared if such distribution would render the Company insolvent or unable for it to meet its obligations to creditors as they become due.

20.	SEVERABILITY

If any of the provisions of this Agreement is found by a Court or other competent authority to be void or unenforceable, such provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall continue in full force and effect. Notwithstanding the foregoing the Shareholders shall thereupon negotiate in good faith in order to agree the terms of a mutually satisfactory provision to be substituted for the provision so found to be void or unenforceable.

21.	NOTICES AND OTHER COMMUNICATIONS

21.1	Where this agreement provides for the giving of notice or the making of any other communication, such notice or communication shall not (unless otherwise expressly provided) be effective unless given or made in writing in accordance with the following provisions of this Section 21.

21.2	Any notice or communication to be given or made under or in connection with this Agreement may be delivered or sent by post to the Shareholders and to the Company at the respective addresses indicated in the preamble of this Agreement. Any notice or other communication so delivered or sent shall be deemed to have been served when received, except that if it is received between 5.30 p.m. on a Business Day and 9.00 a.m. on the next Business Day it shall be deemed to have been served at 9.00 a.m. on the second of such Business Days.

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21.3	Where any Party has given notice to the others of any different address or number to be used for the purposes of this Section, then such different address or number shall replace those shown above.

22.	ENTIRE AGREEMENT

This Agreement supersedes any previous agreement amongst the Parties in relation to the matters dealt with herein and represents the entire understanding between the Parties in relation thereto.

23.	TIME OF ESSENCE

Any time or period mentioned in any provision of this Agreement may be extended by mutual agreement between the Parties but as regards any time, date or period originally fixed or any time, date or period so extended as aforesaid time shall be of the essence.

24.	INFORMATION RIGHTS

The Company shall deliver to all Shareholders (i) annual financial statements within 90 days after the end of each fiscal year; (ii) unaudited monthly financial statements within 30 days of the end of each month; (iii) unaudited quarterly financial statements within 30 days of the end of each business quarter; and (iv) an annual budget and operating plan within 30 days prior to each fiscal year.

25.	BUYBACK OPTION

(a)	The “Performance Targets” shall mean, collectively, the following three (3) performance targets: (i) cumulative gross merchandise sales of the Company (the “GMS”) equal to 0.5 billion Korean Won and gross profit margin based on Management Accounts Profit and Loss Formula of greater than twenty five percent (25%) (the “First Performance Target”); (ii) the GMS equal to one (1) billion Korean Won and gross profit margin based on Management Accounts Profit and Loss Formula of greater than twenty five percent (25%) (the “Second Performance Target”); and (iii) the GMS equal to 1.5 billion Korean Won and gross profit margin based on Management Accounts Profit and Loss Formula of greater than twenty five percent (25%) (the “Third Performance Target”).

(b)	Success Option.

(i)	The Founders shall have the option to purchase Shares From Reebonz and ISE (the “Success Option”) as follows:

A.	If the First Performance Target is satisfied prior to 30th June 2013, the Founders shall have the option to purchase 1.67% of the issued and outstanding Shares of the Company held by Reebonz Singapore and 1.67% of the issued and outstanding Shares of the Company held by ISE.

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B.	If the Second Performance Target is satisfied prior to 31st December 2013, the Founders shall have the option to purchase 1.67% of the issued and outstanding Shares of the Company held by Reebonz Singapore and 1.67% of the issued and outstanding Shares of the Company held by ISE.

C.	If the Third Performance Target is satisfied by 30th June 2014, the Founders shall have the option to purchase 1.66% of the issued and outstanding Shares of the Company held by Reebonz Singapore and 1.66% of the issued and outstanding Shares of the Company held by ISE.

(ii)	The Founders may exercise the Success Option, by providing a written notice to Reebonz Singapore and ISE, within five (5) days from the date that the Founders become aware that a Performance Target is met; provided that the closing of the Transfer of the Shares shall occur no later than the tenth (10th) day of the calendar month immediately following the month during which such notice was sent.

(iii)	The exercise price per Share of the Success Option shall be the average purchase price per Share that the Founders paid for the Shares that they own plus ten percent (10%) of the total amount that the Founders paid for the Shares they own, calculated at an annual compounding rate.

(c)	Buyout Option. Reebonz Singapore shall have the option to purchase all of the Shares owned by ISE and the Founders (the “Buyout Option”) if any of the Performance Targets is not satisfied in accordance with the schedule provided in Section 25(b)(i).

(i)	Reebonz Singapore may exercise the Buyout Option by providing a written notice to the Founders and ISE within fourteen (14) days from the date that Reebonz Singapore becomes aware that a Performance Target is not met; provided that the closing of the transfer of the Shares shall occur no later than the tenth (10th) day of the calendar month immediately following the month during which such notice is sent.

(ii)	With respect to the Shares owned by the Founders, the price per Share for the Buyout Option shall be the lesser of (x) the average purchase price per Share that the Founders paid for such Shares they own and (y) the net asset value of the Shares owned by the Founders determined by the Independent Accountants.

(iii)	With respect to the Shares owned by ISE, the price per Share for the Buyout Option shall be the average purchase price per Share that ISE paid for its Shares plus ten percent (10%) of the total amount that ISE paid for the Shares it owns, calculated at an annual compounding rate.

26.	EMPLOYEE SHARE OPTION PLAN

The Parties agree that the Company may establish an employee share option plan or similar scheme (the “ESOP”) of which terms shall be in accordance with the relevant Korean laws. The number of Shares reserved under the ESOP to be issued in accordance with the terms of the ESOP shall not exceed ten percent (10%) of the total number of issued and outstanding Shares of the Company. Any ESOP must be approved by the Board of Directors.

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27.	TRANSFER PRICING

The Parties agree that Reebonz Singapore shall charge for all direct costs incurred in connection with import of the products (the “Products”) Reebonz Singapore sells to the Company, which will be sold to the Company at a “Wholesale Price”. The details of such costs will be provided for in a separate agreement and each invoice.

For all other services that are provided by Reebonz Singapore to the Company, a cost which is calculated based on the number of working days required to complete such service shall be charged directly to the Company. The detailed formula for calculation of such cost shall be further discussed among the Parties and provided in a separate agreement.

28.	MONTHLY MANAGEMENT FEES

The Parties agree that Reebonz Singapore will provide management and operating support services to the Company and charge the Company a monthly management fee, which shall be 7.5% of the net revenue of the Company. The net revenue of the Company shall be calculated in accordance with the following: the GMS minus (i) value added tax; (ii) custom duties or tariffs imposed on the Products; (iii) any discounts offered in relation to sale of the Products; and (iv) marketing credits saved by the customers resulting from purchase of the Products. The details of the management service will be provided for in a separate agreement.

29.	CONFIDENTIALITY

The Parties agree to procure all the employees of the Company to sign confidentiality, invention assignment, non-competition non-solicitation agreements and any other similar or related agreements prior to date.

30.	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument.

31.	GOVERNING LAW; ARBITRATION

This Agreement shall be governed by and construed in accordance with the laws of Korea, without regard to its conflicts of law provisions. Each Party to this Agreement irrevocably agrees that any disputes arising out of or in connection with this Agreement that cannot be settled by mutual agreement shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the Korean Commercial Arbitration Board by one or more arbitrators appointed in accordance with the said Rules. The place of the arbitration shall be Seoul, Korea, and the language of the arbitration shall be English. The award rendered by the arbitrator(s) shall be final and binding upon the Parties.

[Remainder of this page intentionally left blank; signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized signatories as of the Effective Date.

SIGNED BY
Mr. Samuel Lim
for and on behalf of
REEBONZ PTE LTD	/s/ Samuel Lim
in the presence of:	Samuel Lim

/s/ Cheah Synn-Wei, David
Cheah Synn-Wei, David

SIGNED BY
Mr. Eungsu Kim
for and on behalf of
ISE Commerce INC.	/s/ Eungsu Kim
in the presence of:	Eungsu Kim

/s/ Numok Kwan
Numok Kwan

SIGNED BY
Mr. Donggu Ha
in the presence of:	/s/ Doggu Ha
Doggu Ha
/s/ Hari Park
Hari Park

[Signature Page to the Shareholders Agreement]

SCHEDULE 1

SHAREHOLDING RATIO

Shareholder’s Name	Number of Shares as of the Effective Date	Shareholding Ratio as of the Effective Date	Shareholding Ratio upon full exercise of the Success Option
Reebonz Pte Ltd		70	65
Founders		10	20
ISE Commerce INC.		20	15
Total	20,000	100%	100%

SCHEDULE 2

BOARD RESERVED MATTERS

(a)	any borrowing in excess of US$25,000;

(b)	permitting the sale, lease, license or otherwise disposal of assets other than in the ordinary course of the operation of the Business;

(c)	applying for the listing or trading of any Shares or debt securities on any stock exchange or market;

(d)	forming any subsidiary or participating in any partnership or joint venture (incorporated or not);

(e)	change of the Company’s name or registered office;

(f)	transfer of any Shares;

(g)	entering into any transaction or arrangement of any nature whatsoever with any of the Shareholders, Directors or any Person who is connected to any of the Shareholders or Directors whether or not any other Person shall be party to such transaction or arrangement;

(h)	entering into any commitment by way of a transaction or series of related transactions (including without limitation any leasing transaction) which would involve the Company in the payment or receipt of consideration having an aggregate value in excess of US$50,000;

(i)	entering into any arrangement, contract or transaction outside the normal course of Business or otherwise than on an arm’s length terms;

(j)	giving notice of termination of any arrangements, contracts or transaction in the context of the Business, or vary any such arrangements, contracts or transactions;

(k)	creating or permitting to be created any mortgage, charge, encumbrance or other security interest whatsoever on any asset or the Business, in whole or in part, or any of the Company’s Shares, other than in the ordinary course of Business;

(l)	change of either:

(i)	the Company’s accounting policies and principles;
(ii)	the Company’s external auditors; or
(iii)	the Company’s financial year end;

(m)	declaring or paying any dividend or make any other distribution (by way of capitalization, repayment or in any other manner) out of its distributable profits or any of its reserves;

(n)	making any loan (otherwise than by way of deposit with a bank or other institution the normal business of which includes the acceptance of deposits) or grant any credit (other than in the normal course of trading) or give any guarantee (other than in the normal course of trading), surety or indemnity to secure the liability of any person or assume the obligations of any Person;*

(o)	establishing or amending any profit-sharing, stock option, bonus or other incentive scheme of any nature for Directors, Officers or employees of the Company;

(p)	appointment or removal of Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, or Chief Technology Officer of the Company;

(q)	agreement to remunerate (by payment of fees, the provision of benefits-in-kind or otherwise) any officer of or consultant of the Company at a rate in excess of US$50,000 per annum or increase the remuneration of any such Person to a rate in excess of fifteen percent (15%) per annum;

(r)	entering into or vary any contract of employment providing for the payment of remuneration (including pension and other benefits) in excess of a rate of US$50,000 per annum or increase the remuneration of any member of senior management (including pension and other benefits) to a rate in excess of fifteen percent (15%) per annum;

(s)	instituting, settling or compromising any legal proceedings involving a liability in excess of US$25,000 or being otherwise material to the interests of the Company (other than debt recovery proceedings in the ordinary course of Business) instituted by or threatened against the Company or submit to arbitration or alternative dispute resolution any dispute involving the Company involving a liability in excess of US$25,000 or being otherwise material to the interests of the Company;

(t)	making any agreement with any revenue or tax authorities or make any claim, disclaimer, election or consent exceeding US$25,000 for tax purposes in relation to the Company or its Business;

(u)	amendments to any internal policies of the Company;

(v)	approval of resolutions and corresponding documentation to be put forward to the Shareholders at a general meeting of shareholders of the Company;

(w)	entering into any agreement or other arrangement for the sale, licensing, assignment or disposal howsoever to any third party of any intellectual property rights of the Company or take any step to change the trading name or style of the Company.

SCHEDULE 3

SHAREHOLDER SPECIAL RESOLUTION MATTERS

(a)	Amendment of the Articles;

(b)	Amendment to the rights attaching to any Shares;

(c)	Transfer of all or an important part of the Business or assets of the Company;

(d)	Lease of or entrusting a third party with the management of the Business or an arrangement for the sharing of profits or losses of the Business with a third party;

(e)	Acquisition of all or part of a business of a third party which has a material impact on the Business;

(f)	Appointment, replacement and/or removal of a Director and/or Statutory Auditor;

(g)	Capital reduction;

(h)	Dissolution of the Company;

(i)	Mergers;

(j)	Spin-off of any part of the Business; or

(k)	Changes to the nature of the Business or any expansion thereto.

EXHIBIT A

FORM OF ADOPTION AGREEMENT

This ADOPTION AGREEMENT (this “Adoption Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of that certain Shareholders Agreement dated as of [DATE], 2012 (the “Agreement”) by and among REEBONZ PTE LTD, ISE Commerce INC., Reebonz Korea Co., Ltd. (the “Company”) and the Founders. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Transferee agrees as follows:

1. Acknowledgment. Transferee acknowledges that Transferee is acquiring certain number of Shares, subject to the terms and conditions of the Agreement.

2. Agreement. Transferee (i) agrees that the Shares acquired by the Transferee shall be bound by and subject to the terms of the Agreement, (ii) agrees that the Transferee shall be a “Shareholder” and a “Party” as such term is defined and used in the Agreement, and (iii) hereby adopts the Agreement with the same force and effect as if Transferee were originally a Party thereto.

3. Notice. Any notice required or permitted under the Agreement shall be given to the Transferee at the address listed beside Transferee’s signature below.

EXECUTED AND DATED this ______ day of ______, ____.

TRANSFEREE:

By:
Name:
Title:

Address:

Fax:

Accepted and Agreed:

REEBONZ KOREA CO., LTD.

By:
Title: